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                                EXHIBIT B

                     OPINION AND CONSENT OF COUNSEL
Gentlemen:

     I have made such examination of the law and have examined such Company records and documents as in my judgment are necessary or appropriate to enable me to render the opinion:

     1. American International Life Assurance Company of New York is a valid and existing stock life insurance company of the State of New York.

     2. Variable Account B is a separate investment account of American International Life Assurance Company of New York created and validly existing pursuant to the New York Insurance Laws and the Regulations thereunder.


     3. All of the prescribed corporate procedures for the issuance of the Policies have been followed, and, when such Policies are issued in accordance with the Prospectus contained in Post Effective Amendment No. 2 to the Registration Statement, all state requirements relating to such Policies will have been complied with.

     4. Upon the acceptance of Premiums made by Owners pursuant to a Policy issued in accordance with the Prospectus contained in Post Effective Amendment No. 2 to the Registration Statement and upon compliance with the applicable law, such Owner will have a legally issued, fully paid, non-assessable contractual interest in such Policy.


     This opinion, or a copy hereof, may be used as an exhibit to or in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-6 for the Contracts to be issued by American International Life Assurance Company of New York and its separate account, Variable Account B.

                             /s/ Kenneth D. Walma
                             ---------------------
                             Kenneth D. Walma
                             Assistant Secretary and
                             Associate Counsel




Dated April 21, 1997